Exhibit 16



                     [WOODEN & BENSON CHARTERED LETTERHEAD]



                                 March 17, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549



         We were previously the independent accountants for Wyman Park Federal Savings and Loan Association (now a wholly-owned subsidiary of Wyman Park Bancorporation, Inc. - SEC File Number 0-23345), and on July 18, 1997, we reported on the consolidated financial statements of Wyman Park Federal Savings and Loan Association and subsidiary as of and for the two years ended June 30, 1997. On March 11, 1998, we were dismissed as independent accountants of Wyman Park Bancorporation, Inc.

         We have read Wyman Park Bancorporation, Inc.'s statements included under item 4 of its Form 8-K dated March 17, 1998, and we agree with such statements.



                                                     /s/ Wooden & Benson

                                                     Wooden & Benson Chartered